Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is MPLX LP.

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Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the city of Wilmington. Zip code 19801. The name of the Registered Agent at such address is The Corporation Trust Company.

•	Third: The name and mailing address of each general partner is as follows:

Marathon Petroleum Logistics GP LLC

539 South Main Street

Findlay, Ohio 45840

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 27th day of March, A.D. 2012.

Marathon Petroleum Logistics GP LLC

By:	/s/ Lori A. Coon
General Partner

Name:	Lori A. Coon, Assistant Secretary
(type or print name)